Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

FIRSTCASH HOLDINGS, INC.

(a Texas corporation)

ARTICLE 1.

DEFINITIONS

1.1	Definitions. Unless the context clearly requires otherwise, in these Bylaws:

(a)            “Board” means the board of directors of the Corporation.

(b)            “Bylaws” means these bylaws as adopted by the Board and includes amendments subsequently adopted by the Board or by the Shareholders.

(c)            “Certificate of Formation” means the Certificate of Formation of FirstCash Holdings, Inc. as filed with the Secretary of State of the State of Texas and includes all amendments thereto and restatements thereof subsequently filed.

(d)            “Corporation” means FirstCash Holdings, Inc.

(e)            “Section” refers to sections of these Bylaws.

(f)            “Shareholder” means the shareholders of the Corporation.

(g)            “TBOC” means the Texas Business Organizations Code.

1.2	Offices. The title of an office refers to the person or persons who at any given time perform the duties of that particular office for the Corporation.

ARTICLE 2.

OFFICES

2.1	Principal Office. The Corporation may locate its principal office within or without the state of formation as the Board may determine.

2.2	Registered Office. The registered office of the Corporation required by law to be maintained in the state of formation may be, but need not be, the same as the principal place of business of the Corporation. The Board may change the address of the registered office from time to time.

2.3	Other Offices. The Corporation may have offices at such other places, either within or without the state of formation, as the Board may designate or as the business of the Corporation may require from time to time.

ARTICLE 3.

MEETINGS OF SHAREHOLDERS

3.1	Annual Meetings. The Shareholders of the Corporation shall hold their annual meetings for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings at such time, date and place as the Board shall determine by resolution.

3.2	Special Meetings.

(a)            The Board, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, or a committee of the Board duly designated and whose powers and authority include the power to call meetings may call special meetings of the Shareholders of the Corporation at any time for any purpose or purposes. As set forth in the Certificate of Formation, special meetings of the Shareholders shall also be called by the Secretary on the written request of the holders of not less than 50% of the Corporation’s then outstanding shares of capital stock entitled to vote at such meeting (the “Requisite Percentage”), which request must comply with this Section 3.2. (such request, a “Special Meeting Request”). Special meetings of the Shareholders of the Corporation may not be called by any other Person or Persons. The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of the meeting.

(b)            To be in proper written form, a Special Meeting Request must be in writing, signed and dated by each Shareholder of record submitting the Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made, or such shareholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Shareholder”); (ii) be delivered in person or by registered mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation; (iii) specify in reasonable detail the specific purpose(s) of and the business proposed to be conducted at the special meeting and the reasons the Requesting Shareholder is proposing such business; (iv) suggest a date for the special meeting, which date shall be no fewer than 30 and no more than 120 days from the date on which the Special Meeting Request is delivered to the Secretary of the Corporation; and (v) contain the following information:

(i)            as to (A) each Requesting Shareholder and (B) the business or nomination desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section 3.5 at an annual meeting of Shareholders (substituting “Requesting Shareholder” in all cases where “Proponent” appears is in Section 3.5, as applicable);

(ii)           a representation that a representative of the Requesting Shareholders intends to appear in person at the special meeting to present the proposal(s) or business to be brought before the special meeting;

(iii)          documentary evidence that the Requesting Shareholders had ownership of at least the Requisite Percentage of the shares of common stock issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares, as of the date of delivery of the Special Meeting Request to the Secretary; provided, however, that if any of the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Stockholders who are beneficial owners, stock ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary; and

(iv)          an agreement by the Requesting Shareholders to (A) notify the Corporation promptly in the event of any disposition prior to the time of the special meeting of any shares included within any Requesting Shareholder's stock ownership as of the date on which the Special Meeting Request was delivered to the Secretary, (B) notify the Corporation promptly in the event of any material change prior to the time of the special meeting in any Requesting Shareholder's stock ownership, (C) timely provide to the Corporation any updates or supplements to the information provided in the Special Meeting Request at the times required by Section 3.5(c)(iii) of these Bylaws so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting and (D) promptly provide any other information reasonably requested by the Corporation.

(c)            Special meetings of Shareholders shall be held at such date, time and location as determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than one hundred twenty (120) days after the Special Meeting Request is received by the Secretary of the corporation. Subject to the foregoing provisions of this Section 3.2, the record date for the special meeting of Shareholders shall be fixed in accordance with Section 3.12 below, and the Board of Directors shall provide notice of the special meeting of Shareholders in accordance with Section 3.4 below.

(d)            Notwithstanding the foregoing provisions of this Section 3.2, a special meeting requested by Shareholders shall not be called or held if: (i) the Special Meeting Request does not comply with this Section 3.2, or (ii) the request relates to an item of business that is not a proper subject for Shareholder action under applicable law, was made in a manner that involved a violation of applicable law, or otherwise does not comply with applicable law.

(e)            No business shall be presented by a Shareholder at a special meeting of Shareholders except business described in the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to Shareholders at any special meeting. If the presiding person of a special meeting determines that business was not properly brought before the special meeting in accordance with these Bylaws, the presiding person shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(f)            In determining whether a special meeting of Shareholders has been requested by the holders of record of the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each such request identifies substantially the same business to be brought before the special meeting (as determined in good faith by the Board of Directors), and (ii) such requests have been dated and delivered to the Secretary within sixty (60) days of the Requested Record Date.

(g)            Any Shareholder may revoke a request for a special meeting at any time prior to the special meeting of Shareholders by written revocation delivered to the Secretary at the principal executive offices of the corporation. If, at any time after receipt by the Secretary of a proper request for a special meeting of Shareholders, there are no longer valid requests from Shareholders holding in the aggregate at least the Requisite Percentage, whether because of revoked requests, transfers of capital stock or otherwise, the Board of Directors, in its discretion, may cancel the special meeting.

(h)            The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of the meeting.

3.3	Place of Meetings. The Shareholders shall hold all meetings at such places, within or without the State of Texas and including by means of remote communication as authorized by the TBOC, as the Board or a committee of the Board shall specify in the notice for such meetings.

3.4	Notice of Meetings. Except as otherwise required by law, the Board, Secretary, or a committee of the Board shall give notice of each meeting of Shareholders, whether annual or special, not less than 10 nor more than 60 days before the date of the meeting. The Board, Secretary, or a committee of the Board shall deliver a notice to each Shareholder entitled to vote at such meeting by delivering a typewritten or printed notice thereof to each Shareholder personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to each Shareholder at its address as it appears on the records of the Corporation, or by transmitting a notice thereof to each Shareholder at such address by telegraph, telecopy, cable, wireless, or, upon consent of the Shareholder that has not been revoked, by an electronic transmission to any address or number of the Shareholder at which the Shareholder receives electronic transmissions. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, directed to the Shareholder at its address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the Shareholder has given notice shall constitute, in the absence of fraud, prima facie evidence of the facts stated therein.

Every notice of a meeting of the Shareholders shall state: (a) the place, date and hour of the meeting; (b)  the means of remote communication, if any, by which Shareholders and proxy holders may be deemed to be present in person and may vote at the meeting, (c) information on how to access the list of Shareholders entitled to vote at the meeting if the meeting is by means of remote communication; and (d) the purpose or purposes of the meeting.

3.5	Shareholder Proposals and Nominations.

(a)            No proposal for a vote at a meeting of the Shareholders (other than a proposal that appears in the Corporation’s proxy statement after compliance with the procedures set forth in Securities and Exchange Commission Rule 14a-8 or any successor provision) shall be submitted by a Shareholder (a “Shareholder Proposal”) to the Shareholders unless the Shareholder submitting such proposal (the “Proponent”) shall have filed with the President or Secretary a written notice setting forth with particularity:

(i)            the names and business addresses of the Proponent and all natural persons, corporations, partnerships, limited liability companies, business trusts, trusts, associations, organizations, estates, government or governmental subdivisions or agencies, or other legal entities (collectively, a “Person”) acting in concert with the Proponent, including any beneficial owner on whose behalf the proposal is being made;

(ii)           the name and address of the Proponent and the Persons identified in clause (i), if any, as they appear on the Corporation’s books;

(iii)          the class and number of shares of the Corporation which are, directly or indirectly, beneficially owned by the Proponent and by each Person identified in clause (i);

(iv)          a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proponent;

(v)           a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such Proponent and each Person identified in clause (i), if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(vi)          a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proponent and each Person identified in clause (i), if any, has a right to vote any shares of any security of the Corporation;

(vii)         a description of any short interest in any security of the Corporation held by the Proponent and each Person identified in clause (i), if any (for purposes of this Bylaw a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(viii)        a description of any rights to dividends on the shares of the Corporation owned beneficially by such Proponent and each Person identified in clause (i), if any, that are separated or separable from the underlying shares of the Corporation;

(ix)           a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proponent and such Person identified in clause (i), if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(x)            a description of any performance-related fees (other than an asset-based fee) that such Proponent and such Person identified in clause (i), if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any; and

(xi)           such other information as the Board reasonably determines is necessary or appropriate to enable the Board and Shareholders to consider the Shareholder Proposal.

All such information (A) is to be provided as of the date of such notice, including, without limitation, any such interests held by members of the immediate family (sharing the same household) of such Proponent and such Person identified in clause (i), if any, and (B) shall be supplemented by such Proponent and such Person identified in clause (i), if any, by written notice to the President or the Secretary not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

Such notice also shall include a representation (A) that such Proponent is a holder of record of capital stock of the Corporation entitled to vote at such meeting, (B) that such Proponent intends to appear in person or by proxy at such meeting to bring such business before the meeting, (C) that such Proponent will notify the Corporation in writing of the number of shares of capital stock of the Corporation owned of record and beneficially by such Proponent and such Person identified in clause 3.5(a)(i), if any, as of the record date for the meeting not later than ten (10) days after the record date for the meeting to disclose such matters as of the record date, and (D) as to whether such Proponent and such Person identified in clause 3.5(a)(i), if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to adopt or approve the proposal and/or (2) otherwise to solicit proxies from Shareholders in support of such proposal.

(b)            If the Proponent does not appear or send a qualified representative to present the Shareholder Proposal at the relevant meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The presiding officer or director at any Shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with the procedures prescribed in these Bylaws or is otherwise not in accordance with law, and if it is so determined, such officer or director shall so declare at the meeting and the Shareholder Proposal shall be disregarded.

(c)            Only individuals who are selected and recommended by the Board or the committee of the Board designated to make nominations, or who are nominated by Shareholders in accordance with this Section 3.5, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board at any annual meeting or any special meeting of Shareholders at which directors are to be elected may be made by any Shareholder entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 3.5. Nominations by Shareholders shall be made by written notice (a “Nomination Notice”) filed with the President or Secretary, which shall set forth:

(i)            As to the Shareholder and the beneficial owner, if any, on whose behalf a nomination is made (A) the name and record address of such Shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (B) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Shareholder and such beneficial owner, if any, (C) a description of any Derivative Instrument, directly or indirectly owned beneficially by such Shareholder and such beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (D) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder and such beneficial owner, if any, has a right to vote any shares of any security of the Corporation, (E) any short interest in any security of the Corporation held by the Shareholder (for purposes of this Bylaw a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the Corporation owned beneficially by such Shareholder and such beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation, (G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder and such beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) that such Shareholder and such beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, all such information to be provided as of the date of such notice, including, without limitation, any such interests held by members of such Shareholder’s and such beneficial owner’s, if any, immediate family sharing the same household, and (I) all other information relating to such Shareholder and such beneficial owner, if any, that would be required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise, in each case pursuant to Section 14 of the of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder;

(ii)           As to each individual whom the Shareholder proposes to nominate for election or reelection as a director at such meeting (A) all information relating to such individual that would be required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (B) such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective affiliates and associates, or any other Person or Persons (including their names) acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or any other Person or Persons (including their names) acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (D) any information that such Person would be required to disclose pursuant to clause (i) of this Section 3.5(c) if such Person were a Shareholder making a nomination, (E) an undertaking from such nominee to notify the Corporation in writing of any change in the information called for by the foregoing clauses (A), (B), (C) and (D) as of the record date for such meeting, by notice received by the President or Secretary at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date, and (F) a completed and signed questionnaire, representation and agreement required by Section 3.5(d);

(iii)          an undertaking by the Shareholder and beneficial owner, if any, to notify the Corporation in writing of any change in the information called for by clauses (i) and (ii) as of the record date for such meeting, by notice received by the President or Secretary at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date; and

(iv)          a representation (A) that the Shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (B) whether the Shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination.

(d)            To be eligible to be a nominee for election or reelection as a director of the Corporation, an individual must deliver (in accordance with the time periods prescribed for delivery of a Nomination Notice under Section 3.5(g)) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other Person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request), that such individual (i) is not and will not become a party to (x) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any Person or entity as to how such Individual, if elected as a director of the Corporation, will act or vote on any issue or question or issues or questions generally (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any Person other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) in the nominee’s individual capacity and on behalf of any Person on whose behalf the nomination is being made, would be in compliance, if the individual is elected as a director of the Corporation, and will comply with all applicable law and with the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to members of the Board, as well as all other applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(e)            The Corporation may also, as a condition of any such nomination being deemed properly brought before a meeting, require any proposed nominee to furnish (i) any information required pursuant to any undertaking delivered pursuant to Section 3.5(c) and (ii) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation (consistent with the rules of the Securities and Exchange Commission and with any director independence standards set forth in the Corporation’s Corporate Governance Guidelines) or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee.

(f)            If the nominating Shareholder does not appear or send a qualified representative to present the nomination proposal at the relevant meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. If the presiding officer or director at any Shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws, he or she shall so declare to the meeting and the defective nomination shall be disregarded. A Shareholder seeking to nominate an individual to serve as a director must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this section.

(g)            If a Shareholder Proposal or Nomination Notice is to be submitted at an annual Shareholders’ meeting, it shall be delivered to, or mailed and received by, the President or Secretary at the principal executive office of the Corporation no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary of the date on which the Corporation filed its definitive proxy materials (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission for the prior year’s annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a Shareholder Proposal or Nomination Notice must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Subject to Section 3.2 as to matters that may be acted upon at a special meeting of the Shareholders, if the Board has determined that directors are to be elected at a special meeting, and one or more director elections are included in the Corporation’s notice of meeting, in order to be timely, any Nomination Notice submitted for such special meeting of the Shareholders must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive office of the Corporation not more than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the last to occur of (i) the day on which public disclosure of the date of such special meeting was first made by the Corporation and (ii) the day on which public disclosure of the nominees proposed by the Board to be elected at such meeting was first made by the Corporation. Notwithstanding anything in the forgoing to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting of Shareholders is increased effective after the time period for which nominations would otherwise be due for such annual meeting, and there is no public disclosure by the Corporation naming all of the nominees for the additional directorships at least 100 days prior to the first anniversary of the date on which the Corporation filed its definitive proxy materials (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission for the preceding year’s annual meeting, a Shareholder’s notice required by this Section 3.5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the President or Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the Corporation. In no event shall the adjournment or postponement of an annual or special meeting (or any public announcement thereof) commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above. For purposes of this section, “public disclosure” or “public announcement” shall mean disclosure in a Current Report on Form 8-K (or any successor form), in another public filing with the Securities and Exchange Commission, or in a press release distributed through a widely circulated news or wire service, such as Dow Jones, Bloomberg, Business Wire, GlobeNewswire or PR Newswire.

3.6	Waiver of Notice. Whenever these Bylaws require written notice, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall constitute the equivalent of notice. Attendance of a Person at any meeting shall constitute a waiver of notice of such meeting, except when the Person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. No written waiver of notice need specify either the business to be transacted at, or the purpose or purposes of any regular or special meeting of the Shareholders, directors or members of a committee of the Board.

3.7	Adjournment of Meeting. Any meeting of the Shareholders, whether or not a quorum is present, may be adjourned or recessed from time to time to some other time by the chairman of the meeting. When the chairman of the meeting or the Shareholders adjourn a meeting to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Shareholders may transact any business which they may have transacted at the original meeting. If the adjournment is for more than 30 days or, if after the adjournment, the Board or a committee of the Board fixes a new record date for the adjourned meeting, the Board or a committee of the Board shall give notice of the adjourned meeting to each Shareholder of record entitled to vote at the meeting.

3.8	Quorum. Except as otherwise required by law, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes at any meeting of the Shareholders. In the absence of a quorum at any meeting or any adjournment thereof, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn such meeting to another place, date or time. If the chairman of the meeting gives notice of any adjourned special meeting of Shareholders to all Shareholders entitled to vote thereat, stating that the minimum percentage of Shareholders for a quorum as provided by Texas law shall constitute a quorum, then, except as otherwise required by law, that percentage at such adjourned meeting shall constitute a quorum and a majority of the votes cast at such meeting shall determine all matters.

3.9	Organization. Such person as the Board may have designated or, in the absence of such a person, the highest ranking officer of the Corporation who is present, shall call to order any meeting of the Shareholders, determine the presence of a quorum, and act as chairman of the meeting. In the absence of the Secretary or an Assistant Secretary of the Corporation, the chairman shall appoint someone to act as the secretary of the meeting.

3.10	Conduct of Business. The chairman of any meeting of Shareholders shall determine the order of business and the rules, regulations and procedures for the conduct at the meeting, including such regulations of the manner of voting and the conduct of discussion as he or she deems in order.

3.11	List of Shareholders. Not later than the eleventh (11th) day before the date of each meeting of the Shareholders, an alphabetical list of the Shareholders entitled to vote at the meeting or at any adjournment of the meeting shall be prepared by or on behalf of the Corporation. This list must state the address of each Shareholder, the type of shares held by each Shareholder, the number of shares held by each Shareholder, and the number of votes that each Shareholder is entitled to if the number of votes is different from the number of shares held by each Shareholder. This list shall be kept on file at the registered office or principal executive office of the Corporation for at least ten (10) days before the date of the meeting.

The Secretary shall produce and keep the list at the time and place of the meeting during the entire duration of the meeting, and any Shareholder who is present may inspect the list at the meeting. The list shall constitute presumptive proof of the identity of the Shareholders entitled to vote at the meeting and the number of shares each Shareholder holds.

A determination of Shareholders entitled to vote at any meeting of Shareholders pursuant to this Section shall apply to any adjournment thereof.

3.12	Fixing of Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other proper purpose, the Board or a committee of the Board may fix in advance a date as the record date for any such determination of Shareholders. However, the Board shall not fix such date, in any case, more than 60 days nor less than 10 days prior to the date of the particular action. If the Board or a committee of the Board does not fix a record date for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, the record date shall be at the close of business on the day next preceding the day on which notice is given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held or the date on which the Board adopts resolutions declaring a dividend or authorizing a determination of Shareholders for any other proper purpose.

3.13	Voting of Shares. Each Shareholder shall have one vote for every share of stock having voting rights registered in its name on the record date for the meeting. The Corporation shall not have the right to vote treasury stock of the Corporation, nor shall another corporation have the right to vote its stock of the Corporation if the Corporation holds, directly or indirectly, a majority of the shares entitled to vote in the election of directors of such other corporation. Persons holding stock of the Corporation in a fiduciary capacity shall have the right to vote such stock. Persons who have pledged their stock of the Corporation shall have the right to vote such stock unless in the transfer on the books of the Corporation the pledgor expressly empowered the pledgee to vote such stock. In that event, only the pledgee, or such pledgee’s proxy, may represent such stock and vote thereon.

A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall determine all elections of directors and, except when the law or Certificate of Formation requires otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter shall determine all other matters.

Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

The Shareholders may vote by voice vote on all matters. Upon demand by a Shareholder entitled to vote, or such Shareholder’s proxy, the Shareholders shall vote by ballot. In that event, each ballot shall state the name of the Shareholder or proxy voting, the number of shares voted and such other information as the Corporation may require under the procedure established for the meeting.

3.14	Inspectors. At any meeting in which the Shareholders vote by ballot, the chairman may appoint one or more inspectors. Each inspector shall take and sign an oath to execute the duties of inspector at such meeting faithfully, with strict impartiality, and according to the best of its ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The certification required herein shall take the form of a subscribed, written report prepared by the inspectors and delivered to the Secretary of the Corporation. An inspector need not be a Shareholder of the Corporation, and any officer of the Corporation may be an inspector on any question other than a vote for or against a proposal in which he or she has a material interest.

3.15	Proxies. A Shareholder may exercise any voting rights in person or by such Shareholder’s proxy appointed by an instrument in writing, which such Shareholder or such Shareholder’s authorized attorney-in-fact has subscribed and which the proxy has delivered to the secretary of the meeting pursuant to the manner prescribed by law.

Unless a proxy provides otherwise, it is not valid more than 11 months after its date. Each proxy is irrevocable if it expressly states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

The attendance at any meeting of a Shareholder who previously has given a proxy shall not have the effect of revoking the same unless such Shareholder notifies the Secretary in writing prior to the voting of the proxy.

ARTICLE 4.

BOARD OF DIRECTORS

4.1	General Powers. The Board shall manage the property, business and affairs of the Corporation.

4.2	Number. The number of directors who shall constitute the Board shall equal not less than one nor more than 15, as the Board may determine by resolution from time to time.

4.3	Classification. The Board shall be divided into classes pursuant to the terms and provisions of the Certificate of Formation.

4.4	Election of Directors and Term of Office. The Shareholders of the Corporation shall elect the directors up for election at the annual or adjourned annual meeting (except as otherwise provided herein for the filling of vacancies). Each director shall hold office until his or her death, resignation, retirement, removal, or disqualification, or until his or her successor shall have been elected and qualified.

4.5	Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the Secretary of the Corporation. Any resignation shall take effect upon receipt or at the time specified in the notice.

Unless the notice specifies otherwise, the effectiveness of the resignation shall not depend upon its acceptance.

4.6	Removal. Shareholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove any director at any time but only for cause.

4.7	Vacancies. A majority of the remaining directors, although less than a quorum, or a sole remaining director may fill any vacancy on the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause. In addition to the foregoing and subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, vacancies may also be filled by election at an annual or special meeting of Shareholders called for that purpose. Any director elected to fill a vacancy (other than if such vacancy was a result of an increase in the number of directors) shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next meeting of Shareholders held for the purpose of electing one or more directors and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. However, notwithstanding the foregoing, during a period between two successive annual meetings of Shareholders, the Board may not fill more than two vacancies created by an increase in the number of directors.

4.8	Chairman and Vice Chairman of the Board. At the initial and annual meeting of the Board, the directors may elect from their number a Chairman of the Board. The Chairman shall preside at all meetings of the Board and shall perform such other duties as the Board may direct. The Board also may elect a Vice Chairman and other officers of the Board, with such powers and duties as the Board may designate from time to time. The Vice Chairman shall assume the duties of the Chairman, including presiding at all meetings of the Board, in his or her absence. The Chairman shall set the agendas at the meetings of the Board in consultation with the Vice Chairman and the Chief Executive Officer.

4.9	Compensation. The Board may compensate directors for their services and may provide for the payment of all expenses the directors incur by attending meetings of the Board or otherwise.

ARTICLE 5.

MEETINGS OF DIRECTORS

5.1	Regular Meetings. The Board may hold regular meetings at such places, dates and times as the Board shall establish by resolution. If any day fixed for a meeting falls on a legal holiday, the Board shall hold the meeting at the same place and time on the next succeeding business day. The Board need not give notice of regular meetings.

5.2	Place of Meetings. The Board may hold any of its meetings in or out of the State of Texas, at such places as the Board may designate, at such places as the notice or waiver of notice of any such meeting may designate, or at such places as the persons calling the meeting may designate.

5.3	Meetings by Telecommunications. The Board or any committee of the Board may hold meetings by means of conference telephone or similar telecommunications equipment that enable all persons participating in the meeting to hear each other. Such participation shall constitute presence in person at such meeting.

5.4	Special Meetings. The Chairman of the Board, the Vice Chairman, the Chief Executive Officer or one-half of the directors then in office may call a special meeting of the Board. The person or persons authorized to call special meetings of the Board may fix any place, either in or out of the State of Texas as the place for the meeting or hold the meeting by means of remote communication.

5.5	Notice of Special Meetings. The person or persons calling a special meeting of the Board shall give written notice to each director of the time, place, date and purpose of the meeting of not less than three business days if by mail and not less than 24 hours if by electronic transmission or in person before the date of the meeting. If mailed, notice is given on the date deposited in the United States mail, postage prepaid, to such director. A director may waive notice of any special meeting, and any meeting shall constitute a legal meeting without notice if all the directors are present or if those not present sign either before or after the meeting a written waiver of notice, a consent to such meeting, or an approval of the minutes of the meeting. A notice or waiver of notice need not specify the purposes of the meeting or the business which the Board will transact at the meeting.

5.6	Waiver by Presence. Except when expressly for the purpose of objecting to the legality of a meeting, a director’s presence at a meeting shall constitute a waiver of notice of such meeting.

5.7	Quorum. A majority of the directors then in office shall constitute a quorum for all purposes at any meeting of the Board. In the absence of a quorum, a majority of directors present at any meeting may adjourn the meeting to another place, date or time without further notice. No proxies shall be given by directors to any person for purposes of voting or establishing a quorum at a directors meeting.

5.8	Conduct of Business. The Board shall transact business in such order and manner as the Board may determine. Except as the law requires otherwise, the Board shall determine all matters by vote of a majority of the directors present at a meeting at which a quorum is present. The directors shall act as a Board, and the individual directors shall have no power as such.

5.9	Action by Consent. The Board or a committee of the Board may take any required or permitted action without a meeting if all members of the Board or committee consent thereto in writing and file such consent with the minutes of the proceedings of the Board or committee.

ARTICLE 6.

COMMITTEES

6.1	Committees of the Board. The Board may designate, by a vote of a majority of the directors then in office, committees of the Board. The committees shall serve at the pleasure of the Board and shall possess such lawfully delegable powers and duties as the Board may confer.

6.2	Selection of Committee Members. The Board shall elect by a vote of a majority of the directors then in office a director or directors to serve as the member or members of a committee. By the same vote, the Board may designate other directors as alternate members who may replace any absent or disqualified member at any meeting of a committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may appoint by unanimous vote another member of the Board to act at the meeting in the place of the absent or disqualified member.

6.3	Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as the law or these Bylaws require otherwise. Each committee shall make adequate provision for notice of all meetings to members. A majority of the members of the committee shall constitute a quorum, unless the committee consists of one or two members. In that event, one member shall constitute a quorum. A majority vote of the members present shall determine all matters. A committee may take action without a meeting if all the members of the committee consent in writing and file the consent or consents with the minutes of the proceedings of the committee.

6.4	Authority. Any committee, to the extent the Board provides and subject to any limitation set forth in the TBOC, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the affixation of the Corporation’s seal to all instruments which may require or permit it.

6.5	Minutes. Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

ARTICLE 7.

OFFICERS

7.1	Officers of the Corporation. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers as the Board may designate and elect from time to time, including a Chief Financial Officer and a Chief Operating Officer. The same person may hold at the same time any two or more offices.

7.2	Election and Term. The Board shall elect the officers of the Corporation. Each officer shall hold office until his or her death, resignation, retirement, removal or disqualification, or until his or her successor shall have been elected and qualified.

7.3	Compensation of Officers. The Board shall fix the compensation of all officers of the Corporation. No officer shall serve the Corporation in any other capacity and receive compensation, unless the Board authorizes the additional compensation.

7.4	Removal of Officers and Agents. The Board may remove any officer or agent it has elected or appointed at any time, with or without cause.

7.5	Resignation of Officers and Agents. Any officer or agent the Board has elected or appointed may resign at any time by giving written notice to the Board, the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, or the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified. Unless otherwise specified in the notice, the Board need not accept the resignation to make it effective.

7.6	Bond. The Board may require by resolution any officer, agent, or employee of the Corporation to give bond to the Corporation, with sufficient sureties conditioned on the faithful performance of the duties of his or her respective office or agency. The Board also may require by resolution any officer, agent or employee to comply with such other conditions as the Board may require from time to time.

7.7	Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the Board’s control, shall supervise, direct and have general charge and control over all of the business, property and affairs of the Corporation. The Chief Executive Officer shall also be responsible for driving the strategic objectives of the Corporation, subject to the authority of the Board. Except as may be specified by the Board, the Chief Executive Officer shall have the power to enter into contracts and make commitments on behalf of the Corporation and shall have the right to execute deeds, mortgages, bonds, contracts and other instruments necessary or proper to be executed in connection with the Corporation’s regular business and may authorize any other officer of the Corporation, to sign, execute and acknowledge such documents and instruments in his or her place and stead. However, the Chief Executive Officer shall not sign any instrument which the law, these Bylaws, or the Board expressly require some other officer or agent of the Corporation to sign and execute. In general, the Chief Executive Officer shall perform all duties incident to the office of the Corporation’s principal executive officer and such other duties as the Board may prescribe from time to time.

7.8	President. The President shall be an executive officer reporting on a straight line to the Chief Executive Officer. The President shall have such authority as designated by the Chief Executive Officer or the Board and shall otherwise assist the Chief Executive Officer in the supervision, direction and active management of the business, property and affairs of the Corporation. In the absence of the Chief Executive Officer or in the event of his or her death, inability of refusal to act, the President, unless the Board determines otherwise, shall perform the duties of the Chief Executive Officer.

7.9	Vice Presidents. A Vice President shall perform such duties as the Chief Executive Officer or the Board may assign to him or her from time to time.

7.10	Secretary. The Secretary shall (a) keep the minutes of the meetings of the Shareholders and of the Board in one or more books for that purpose, (b) give all notices which these Bylaws or the law requires, (c) serve as custodian of the records and seal of the Corporation, (d) affix the seal of the Corporation to all documents which the Board has authorized execution on behalf of the Corporation under seal, (e) maintain a register of the address of each Shareholder of the Corporation, (f) sign, with the Chief Executive Officer, President, a Vice President, or any other officer or agent of the Corporation which the Board has authorized, certificates for shares of the Corporation, (g) have charge of the share transfer books of the Corporation, and (h) perform all duties which the Chief Executive Officer or the Board may assign to him or her from time to time.

7.11	Assistant Secretaries. In the absence of the Secretary or in the event of his or her death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless the Board determines otherwise, shall perform the duties of the Secretary. When acting as the Secretary, an Assistant Secretary shall have the powers and restrictions of the Secretary. An Assistant Secretary shall perform such other duties as the Chief Executive Officer, Secretary or Board may assign from time to time.

7.12	Treasurer. The Treasurer (or if there is one, the Chief Financial Officer) shall (a) have responsibility for all funds and securities of the Corporation, (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, (c) deposit all moneys in the name of the Corporation in depositories which the Board selects, and (d) perform all of the duties which the Chief Executive Officer or the Board may assign to him or her from time to time.

7.13	Assistant Treasurers. In the absence of the Treasurer or in the event of his or her death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as Assistant Treasurer, unless the Board determines otherwise, shall perform the duties of the Treasurer. When acting as the Treasurer, an Assistant Treasurer shall have the powers and restrictions of the Treasurer. An Assistant Treasurer shall perform such other duties as the Treasurer, the Chief Executive Officer, or the Board may assign to him or her from time to time.

7.14	Delegation of Authority. Notwithstanding any provision of these Bylaws to the contrary, the Board may delegate the powers or duties of any officer to any other officer or agent.

7.15	Action with Respect to Securities of Other Corporations. Unless the Board directs otherwise, the Chief Executive Officer shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of Shareholders of or with respect to any action of Shareholders of any other corporation in which the Corporation holds securities. Furthermore, unless the Board directs otherwise, the Chief Executive Officer shall exercise any and all rights and powers which the Corporation possesses by reason of its ownership of securities in another corporation.

7.16	Vacancies. The Board may fill any vacancy in any office because of death, resignation, removal, disqualification or any other cause in the manner which these Bylaws prescribe for the regular appointment to such office.

ARTICLE 8.

CONTRACTS, LOANS, DRAFTS, DEPOSITS AND ACCOUNTS

8.1	Contracts. The Board may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board may make such authorization general or special.

8.2	Loans. Unless the Board has authorized such action, no officer or agent of the Corporation shall contract for a loan on behalf of the Corporation or issue any evidence of indebtedness in the Corporation’s name.

8.3	Drafts. The Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, and such other persons as the Board shall determine shall issue all checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of or payable by the Corporation.

8.4	Deposits. The Treasurer shall deposit all funds of the Corporation not otherwise employed in such banks, trust companies, or other depositories as the Board may select or as any officer, assistant, agent or attorney of the Corporation to whom the Board has delegated such power may select. For the purpose of deposit and collection for the account of the Corporation, the Chief Executive Officer, the President or the Treasurer (or any other officer, assistant, agent or attorney of the Corporation whom the Board has authorized) may endorse, assign and deliver checks, drafts and other orders for the payment of money payable to the order of the Corporation.

8.5	General and Special Bank Accounts. The Board may authorize the opening and keeping of general and special bank accounts with such banks, trust companies, or other depositories as the Board may select or as any officer, assistant, agent or attorney of the Corporation to whom the Board has delegated such power may select. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE 9.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

9.1	Certificates for Shares. The shares of stock of the corporation may be issued in book-entry form or evidenced by certificates. However, every owner of stock of the Corporation shall have the right to receive a certificate or certificates certifying to the number and class of shares of the stock of the Corporation which such owner owns. The Board shall determine the form of the certificates for the shares of stock of the Corporation. The Secretary, transfer agent, or registrar of the Corporation shall number the certificates representing shares of the stock of the Corporation in the order in which the Corporation issues them. The President or any Vice President and the Secretary or any Assistant Secretary shall sign the certificates in the name of the Corporation. Any or all certificates may contain facsimile signatures. In case any officer, transfer agent, or registrar who has signed a certificate, or whose facsimile signature appears on a certificate, ceases to serve as such officer, transfer agent, or registrar before the Corporation issues the certificate, the Corporation may issue the certificate with the same effect as though the person who signed such certificate, or whose facsimile signature appears on the certificate, was such officer, transfer agent, or registrar at the date of issue. The Secretary, transfer agent, or registrar of the Corporation shall keep a record in the stock transfer books of the Corporation of the names and addresses of the Persons owning the stock represented by the certificates, the number and class of shares represented by the certificates and the dates thereof and, in the case of cancellation, the dates of cancellation. The Secretary, transfer agent, or registrar of the Corporation shall cancel every certificate surrendered to the Corporation for exchange or transfer. Except in the case of a lost, destroyed, stolen or mutilated certificate, the Secretary, transfer agent, or registrar of the Corporation shall not issue a new certificate in exchange for an existing certificate until the existing certificate has been cancelled.

9.2	Transfer of Shares. A holder of record of shares of the Corporation’s stock, or such holder’s attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary, transfer agent or registrar of the Corporation, may transfer such holder’s shares only on the stock transfer books of the Corporation. Such person shall furnish to the Secretary, transfer agent, or registrar of the Corporation proper evidence of such person’s authority to make the transfer and shall properly endorse and surrender for cancellation any existing certificate or certificates for such shares. Whenever a holder of record of shares of the Corporation’s stock makes a transfer of shares for collateral security, the Secretary, transfer agent, or registrar of the Corporation shall state such fact in the entry of transfer if the transferor and the transferee request.

9.3	Lost Certificates. The Corporation may direct the Secretary, transfer agent, or registrar of the Corporation to issue a new certificate to any holder of record of shares of the Corporation’s stock claiming that such holder has lost such certificate, or that someone has stolen, destroyed or mutilated such certificate, upon the receipt of an affidavit from such holder to such fact. When authorizing the issue of a new certificate, the Corporation, in its discretion may require as a condition precedent to the issuance that the owner of such certificate give the Corporation a bond of indemnity in such form and amount as the Board may direct.

9.4	Regulations. The Board may make such rules and regulations, not inconsistent with these Bylaws, as it deems expedient concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. The Board may appoint or authorize any officer or officers to appoint one or more transfer agents, or one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

9.5	Holder of Record. The Corporation may treat as absolute owners of shares the Person in whose name the shares stand of record as if that Person had full competency, capacity and authority to exercise all rights of ownership, despite any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation, or any reference to any other instrument or to the rights of any other Person appearing upon its record or upon the share certificate. However, the Corporation may treat any Person furnishing proof of such Person’s appointment as a fiduciary as if such Person were the holder of record of the shares.

9.6	Treasury Shares. Treasury shares of the Corporation shall consist of shares which the Corporation has issued and thereafter acquired but not retired. Treasury shares shall not carry voting or dividend rights.

ARTICLE 10.

INDEMNIFICATION

10.1	Actions Other Than by or In the Right of the Corporation. Subject to the other provisions of this Article 10, the Corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) with respect to conduct in the person’s official capacity with the corporation, acted in good faith in a manner such person reasonably believed to be in the best interests of the Corporation, (b) with respect to all other conduct, acted in good faith in a manner such person reasonably believed was not opposed to the best interests of the Corporation and, (c) with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Any indemnification under this Section 8.1 shall be made only after a determination that indemnification is permissible under the TBOC, which determination shall be made in the manner required by the TBOC.

10.2	Actions By or In the Right of the Corporation. Subject to the other provisions of this Article 10, the Corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust or other enterprise, or as a member or any committee or similar body, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if such person (a) with respect to conduct in the person’s official capacity with the corporation, acted in good faith in a manner such person reasonably believed to be in the best interests of the Corporation, and (b) with respect to all other conduct, acted in good faith in a manner such person reasonably believed was not opposed to the best interests of the Corporation. Any indemnification under this Section 10.2 shall be made only after a determination that indemnification is permissible under the TBOC, which determination shall be made in the manner required by the TBOC.

10.3	Determination of Right to Indemnification; Limitations; Claims.

(a)            The Corporation shall not indemnify any person under Section 10.01 or Section 10.02, in the absence of a court order, unless authorized in the specific case upon a determination that the director or officer has met the applicable standard of conduct set forth in Section 10.01 or Section 10.02. Such determination shall be made, with respect to a person who is a director or officer at the time of determination, (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, even if less than a quorum, or (ii) by a majority vote of a committee of directors who at the time of the vote are disinterested and independent and have been designated by majority vote of directors who at the time of such designation are disinterested and independent, even if less than a quorum, or (iii) special legal counsel selected by majority vote of the directors who at the time are disinterested and independent or a committee thereof appointed in accordance with clause (2), or (iv) by the Shareholders.

(b)            The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create, of itself, a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person’s conduct was unlawful.

(c)            No indemnification of any person shall be made in respect of any action, suit or proceeding initiated by such person unless such action, suit or proceeding was authorized by the Board, except as (i) provided in Section 10.3(e), (ii) provided by the Corporation, in its sole discretion, or (iii) as otherwise required by applicable law.

(d)            If any person is found liable to the Corporation or is found liable on the basis that such person received an improper personal benefit, then indemnification under this Article 10 is limited to the reimbursement of reasonable expenses actually incurred by such person in connection with the applicable action, claim or proceeding; provided, no such reimbursement of expenses will be available if such person is found liable for: (i) willful or intentional misconduct in the performance of the person’s duty to the Corporation, (ii) breach of the duty of loyalty owed to the Corporation, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed to the Corporation.

(e)            If a claim for indemnification or advancement of expenses is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the TBOC for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

10.4	Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article 10, to the extent that a present or former director or officer of the Corporation has been wholly successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.01 or Section 10.02 of these Bylaws, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses (including attorneys’ fees) which he or she actually and reasonably has incurred in connection therewith.

10.5	Advance of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending an action or proceeding referred to in this Article 10 may be paid by the Corporation in advance of the final disposition of such action or proceeding upon his or her delivery to the Board of (A) a written affirmation by the person of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification, and (B) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by the TBOC.

10.6	Other Rights and Remedies. The indemnification provided by this Article 10 shall not be deemed exclusive and is declared expressly to be nonexclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of Shareholders or disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in another capacity while holding such office. In addition, the indemnification, provided by this Article 10 shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.7	Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees, agents and any other persons to the extent not prohibited by the TBOC or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

10.8	Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Shareholder, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provision of this Article 10 or applicable law.

10.9	Constituent Corporations. For the purposes of this Article 10, references to “the Corporation” include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, shall stand in the same position under the provisions of this Article 10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its existence had continued.

10.10	Other Insurance. The Corporation shall reduce the amount of the indemnification of any person pursuant to the provisions of this Article 10 by the amount which such person collects as indemnification (a) under any policy of insurance which the Corporation purchased and maintained on such person’s behalf or (b) from another corporation, partnership, joint venture, trust or other enterprise.

10.11	Public Policy. Nothing contained in this Article 10, or elsewhere in these Bylaws, shall operate to indemnify any director or officer if such indemnification is contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable state or Federal law.

ARTICLE 11.

TAKEOVER OFFERS

11.1	Takeover Offers. In the event the Corporation receives a takeover offer, the Board shall consider all relevant factors in evaluating such offer, including, but not limited to, the terms of the offer, and the potential economic and social impact of such offer on the Corporation’s Shareholders, employees, customers, creditors and community in which it operates.

ARTICLE 12.

NOTICES

12.1	General. Whenever these Bylaws require notice to any Shareholder, director, officer or agent, such notice does not mean personal notice. A person may give effective notice under these Bylaws in every case by depositing a writing in a post office or letter box in a postpaid, sealed wrapper, or by dispatching a prepaid telegram or an electronic transmission (in the case of a Shareholder to the extent such Shareholder has consented to receive such notice by electronic transmission) addressed to such Shareholder, director, officer or agent at such person’s address on the books of the Corporation. Unless these Bylaws expressly provide to the contrary, the time when the person sends notice shall constitute the time of the giving of notice.

12.2	Waiver of Notice. Whenever the law or these Bylaws require notice, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein.

ARTICLE 13.

MISCELLANEOUS

13.1	Facsimile Signatures. In addition to the use of facsimile signatures which these Bylaws specifically authorize, the Corporation may use such facsimile signatures of any officer or officers, agents or agent, of the Corporation as the Corporation may authorize.

13.2	Corporate Seal. The Board may provide for a suitable seal containing the name of the Corporation, of which the Secretary shall be in charge. The Treasurer, any Assistant Secretary, or any Assistant Treasurer may keep and use the seal or duplicates of the seal if and when the Board or a committee of the Board so directs.

13.3	Fiscal Year. The Board shall have the authority to fix and change the fiscal year of the Corporation.

13.4	Conflicts with Applicable Law or Certificate of Formation. These Bylaws are adopted subject to any applicable law and the Certificate of Formation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Formation, such conflict shall be resolved in favor of such law or the Certificate of Formation.

ARTICLE 14.

AMENDMENTS

Subject to the provisions of the Certificate of Formation, the Shareholders or the Board may amend or repeal these Bylaws at any meeting if notice thereof is contained in the notice for such meeting.

ARTICLE 15.

FORUM SELECTION

Pursuant to Article XV of the Certificate of Formation and unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Fort Worth Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or Shareholder of the Corporation to the Corporation or the Corporation’s Shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (e) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (f) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (g) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Article 15, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Article 15 is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Fort Worth Division) (a “Foreign Action”) by or in the name of any Shareholder, such Shareholder shall be deemed to have notice of, and have consented to, (y) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Fort Worth Division) in connection with any action brought in any such court to enforce this Article 15 and (z) having service of process made upon such Shareholder in any such action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Article 15 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.